 Exhibit(j)(28)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 25, 2026, relating to the financial statements and financial highlights of M International Equity Fund, M Large Cap Growth Fund, M Capital Appreciation Fund, and M Large Cap Value Fund, each a series of Northern Lights Fund Trust II (formerly, each a series in M Fund, Inc.); which are included in Form N-CSR for the year ended December 31, 2025, and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Other Service Providers”, “Portfolio Holdings Information”, and “Financial Statements” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

April 24, 2026

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